EXPENSE LIMITATION & FEE REIMBURSEMENT AGREEMENT
     THIS AGREEMENT is effective as of the 14th day of December 2009, between FAF Advisors, Inc., as investment advisor (the “Advisor”), and First American Investment Funds, Inc. (“FAIF”).
     WHEREAS, FAIF includes the investment portfolios set forth in Exhibit A hereto (each a “Fund” and, collectively, the “Funds”), each of which offers one or more classes of shares; and
     WHEREAS, the Advisor wishes to contractually limit total annual fund operating expenses for each share class of each Fund and to reimburse certain Funds for the Rule 12b-1 fees paid to the Funds’ distributor on Class A shares of such certain Funds through December 31, 2010; and
     WHEREAS, it is in the interests of both the Advisor and the shareholders of the Funds to limit Fund expenses and, where applicable, to reimburse 12b-1 fees as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses net of acquired fund fees and expenses of the Funds to the amounts set forth in Exhibit A (which limits are set forth for each Fund on a class-by-class basis). The parties hereto further agree that the Advisor will reimburse certain Funds, in the amounts identified in Exhibit A, for the Rule 12b-1 fees paid to the Funds’ distributor on the respective Fund’s Class A shares. The Advisor agrees that it may not be reimbursed by FAIF for the fees waived or reimbursements made by the Advisor under the terms of this agreement. The Advisor agrees to continue the foregoing expense limits and fee reimbursements through December 31, 2010. Thereafter, any expense limit or fee reimbursement may be changed upon prior notice to FAIF’s Board of Directors.
     IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.		FIRST AMERICAN INVESTMENT FUNDS, INC.

By: Name:	/s/ Joseph M. Ulrey III Joseph M. Ulrey III	By: Name:	/s/ Charles D. Gariboldi, Jr. Charles D. Gariboldi, Jr.
Title:	Chief Financial Officer	Title:	Treasurer

Exhibit A

	Annual Operating Expense Limitation (Net of					Class A Share
	Acquired Fund Fees and Expenses)					12b-1 Fee
	as a Percentage Of Average Daily Net Assets					Reimbursement
	Class A	Class B	Class C	Class R	Class Y
Income Funds
Intermediate Government Bond	0.75%	N/A	1.60%	1.10%	0.60%	N/A
U.S. Government Mortgage	0.95%	1.70%	1.70%	1.20%	0.70%	N/A
Tax Free Income Funds
Arizona Tax Free	0.75%	N/A	1.15%	N/A	0.50%	N/A
Tax Free	0.75%	N/A	1.35%	N/A	0.70%	0.20%